Exhibit 99.1

OSI Systems Reports Third Quarter Fiscal 2009 Financial Results

HAWTHORNE, Calif.--(BUSINESS WIRE)--April 30, 2009--OSI Systems, Inc. (NASDAQ:OSIS):

  Earnings Per Share
    GAAP: $0.15
    Non-GAAP: $0.24 (20% increase over prior year)
  Company raises earnings guidance to $0.85 - $0.93 per share (15%-25% growth)
  Operating cash flow increases by $50 million for the first nine months of fiscal 2009

OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of specialized electronics products for critical applications in the security and healthcare industries, today announced operating results for the third quarter and nine months ended March 31, 2009.

The Company reported revenues of $144.1 million for the third quarter of fiscal 2009, a decrease of $12.6 million, or 8%, from the $156.7 million reported for the third quarter of fiscal 2008. Without the adverse impact of foreign exchange for the three months ended March 31, 2009, revenues would have decreased approximately 4%. Net income for the third quarter of fiscal 2009 was $2.6 million, or $0.15 per diluted share, compared to net income of $6.9 million, or $0.39 per diluted share, for the third quarter of fiscal 2008. During the three and nine months ended March 31, 2008, the Company was favorably impacted by a one-time $4.3 million tax benefit in connection with a transaction. Excluding the impact of restructuring and other charges and the one-time tax benefit, net income for the third quarter of fiscal 2009 would have been approximately $4.2 million or $0.24 per diluted share compared to net income of $3.7 million or $0.20 per diluted share for the third quarter of fiscal 2008.

For the nine months ended March 31, 2009, the Company reported revenues of $451.3 million, virtually flat as compared to $451.9 million revenue for the nine months ended March 31, 2008. Without the adverse impact of foreign exchange for the nine months ended March 31, 2009, revenues would have grown approximately 3%. Net income for the nine months ended March 31, 2009 was $6.9 million, or $0.39 per diluted share, compared to net income of $8.3 million, or $0.47 per diluted share, for the nine months ended March 31, 2008. Excluding the impact of restructuring and other charges, and the one-time prior year tax benefit, net income for the nine months ended March 31, 2009 would have been approximately $10.8 million or $0.61 per diluted share compared to a net income of $6.5 million or $0.37 per diluted share for the nine months ended March 31, 2008. Discussion of adjustments to arrive at non-GAAP figures for the three and nine months ended March 31, 2009 is provided to allow for the comparison of underlying earnings, net of restructuring and other charges, and this tax benefit, thus providing additional insight into the on-going operations of the Company.

For the three and nine months ended March 31, 2009, the Company incurred restructuring and other charges of $2.4 million and $6.0 million, respectively, compared to $1.2 million and $3.4 million for the comparable periods of fiscal 2008. In fiscal 2009, restructuring charges were primarily incurred in response to the expected slowdown in the Company’s Healthcare division as part of the Company’s cost reduction program. In addition, during the third quarter of the current year, the Company recorded a non-recurring charge related to litigation of $2 million.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, "Our financial results for the third quarter of fiscal 2009 continue to demonstrate the earnings-generating potential of our businesses. We significantly improved the bottom line while simultaneously generating positive free cash flow. These achievements, in light of the challenging economic conditions, are the direct result of our initiatives over the past two years to implement organizational changes that have reduced our cost structure, improved our operating efficiencies and emphasized working capital management."

Mr. Chopra continued, "Our Security Division continues to show improved financial results, with strong global demand for air cargo as well as other cargo and vehicle inspection products. Security sales for the third quarter increased 14% from fiscal 2008 excluding the impact of foreign exchange rates and operating margins improved significantly. In addition, strong bookings led to a 9% increase in the Security Division’s backlog since the beginning of the fiscal year. The business climate for our Healthcare division continues to be challenging, and for the third quarter we reported a 21% decline in revenues. The revenue challenges were most acutely felt in the North American market, where economic factors including credit availability have led to certain hospitals delaying their normal equipment purchases. We believe these are timing related as we have not lost any significant sales opportunities. In response to these market conditions, we moved proactively in the second quarter and took further steps in the third quarter to address our Healthcare cost structure, the benefits of which are partially reflected in our third quarter results and will be further reflected in the final quarter of fiscal 2009."

During the nine months ended March 31, 2009, the Company generated cash flow from operations of $40.1 million as compared to using $9.9 million during the nine months ended March 31, 2008. Additionally, during the nine months ended March 31, 2009, the Company repurchased 620,000 shares of its common stock for approximately $7.4 million.

As of March 31, 2009, the Company had a backlog of $231 million compared to $219 million as of March 31, 2008.

Fiscal Year 2009 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company increased its fiscal 2009 earnings guidance to $0.85 to $0.93 per share from previously announced guidance of $0.81 to $0.93 per share, resulting in 15-25% earnings growth. Such earnings per share data exclude the impact of restructuring and other charges, and the one time fiscal 2008 tax benefit discussed above.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET) today to discuss its results for the third quarter and first half of fiscal 2009. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00pm PT (3:00pm ET) until May 14, 2009. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘29654948’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about the cash generating potential of its businesses and future earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to generate cash, that strong sales by its Security division will continue to occur in the future, or that cost-cutting measures in its Healthcare division will ultimately prove beneficial. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES Consolidated Statements of Operations (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2009	2008	2009
Revenue	$156,708	$144,095	$451,915	$451,298
Cost of goods sold	100,322	94,264	292,418	297,413
Gross profit	56,386	49,831	159,497	153,885

Operating expenses:
Selling, general and administrative	37,629	34,384	112,945	107,648
Research and development	12,055	8,572	33,509	27,454
Impairment, restructuring, and other charges	1,156	2,401	3,355	6,000
Total operating expenses	50,840	45,357	149,809	141,102

Income from operations	5,546	4,474	9,688	12,783

Interest expense, net	(1,162)	(583)	(3,419)	(2,341)
Income before provision for income taxes and minority interest	4,384	3,891	6,269	10,442

Provision (benefit) for income taxes	(2,643)	1,296	(1,977)	3,549
Minority interest of net earnings (losses) of consolidated subsidiaries	118	22	(76)	26

Net income	$6,909	$2,573	$8,322	$6,867

Diluted earnings per share	$0.39	$0.15	$0.47	$0.39

Weighted average shares outstanding – diluted	17,922	17,396	17,654	17,624

Consolidated Balance Sheets (in thousands) (Unaudited)

	June 30,	March 31,
	2008	2009
Assets
Cash and cash equivalents	$18,232	$28,651
Accounts receivable, net	156,781	120,343
Inventories	144,807	145,951
Other current assets	36,635	36,857
Total current assets	356,455	331,802
Non-current assets	151,186	147,069
Total	$507,641	$478,871
Liabilities and Stockholders' Equity
Bank lines of credit	$18,657	$9,000
Current portion of long-term debt	6,593	8,015
Accounts payable and accrued expenses	89,594	89,907
Other current liabilities	46,653	46,995
Total current liabilities	161,497	153,917
Long-term debt	49,091	41,448
Other long-term liabilities	17,804	18,630
Total liabilities	228,392	213,995
Minority interest	1,228	1,215
Shareholders' equity	278,021	263,661
Total liabilities and stockholders’ equity	$507,641	$478,871

SEGMENT INFORMATION (in thousands) (unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2009	2008	2009
Revenues – by Segment Group:
Security Group	$51,395	$56,495	$164,075	$182,247
Healthcare Group	63,589	50,376	188,051	164,898
Optoelectronics and Manufacturing Group, including intersegment revenues	53,430	48,811	134,494	138,438
Intersegment revenues elimination	(11,706)	(11,587)	(34,705)	(34,285)
Total	$156,708	$144,095	$451,915	$451,298

Operating income (loss) – by Segment Group:
Security Group (i)	$1,466	$3,248	$1,640	$11,142
Healthcare Group (ii)	2,268	2,226	9,561	2,687
Optoelectronics and Manufacturing Group	4,093	4,185	8,547	11,243
Corporate (iii)	(2,461)	(4,930)	(9,927)	(11,823)
Eliminations	180	(255)	(133)	(466)
Total	$5,546	$4,474	$9,688	$12,783

(i) Includes non-recurring restructuring and other charges of $0.2 million and $0.2 million for the three months ended March 31, 2008 and 2009, respectively; and $2.1 million and $0.5 million for the nine months ended March 31, 2008 and 2009, respectively.

(ii) Includes non-recurring restructuring and other charges of $0.7 million and $0.2 million for the three months ended March 31, 2008 and 2009, respectively; and $0.9 million and $3.2 million for the nine months ended March 31, 2008 and 2009, respectively.

(iii) Includes a non-recurring charge related to the L-3 Communications litigation of $2.0 million for the three months and nine months ended March 31, 2009.

CONTACT:
OSI Systems Inc
Jeremy Norton
Vice President, Investor Relations & Business Development
310-349-2372
jnorton@osi-systems.com